Exhibit 99.1

  Point Therapeutics to Present at S.G. Cowen Health Care Conference

    BOSTON--(BUSINESS WIRE)--March 14, 2005--Point Therapeutics (NASDAQ: POTP) announced today that the company will present at the 25th Annual S.G. Cowen Health Care Conference being held March 14-17, 2005 at The Boston Marriott Copley Place, Boston, MA.
    Don Kiepert, President and CEO, will present March 16, 2005 at 9:30 AM EST in the Falmouth Room. Mr. Kiepert will provide an update on recent corporate and clinical events.
    The presentation will be webcast live and available in the Investor relations section of Point Therapeutics' website at http://www.pointtherapeutics.com/ or at www.fulldisclosure.com.
    For additional information on the S.G. Cowen Health Care Conference visit http://www.sgcowen.com.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for a variety of cancers, certain hematopoietic disorders, type 2 diabetes and as vaccine adjuvants. Our lead product candidate, talabostat (PT-100), is in Phase 2 clinical trials and is an orally-active small molecule which, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to reconstitute the hematopoietic system.
    In 2004, Point initiated four Phase 2 clinical studies in three different tumor types. These studies include evaluating talabostat in combination with Taxotere(R) in advanced non-small cell lung cancer, as a single agent and in combination with cisplatin in advanced metastatic melanoma, and in combination with rituximab in subjects with advanced chronic lymphocytic leukemia. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments. Our portfolio also includes two compounds in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Prospectus Supplement, filed with the Securities and Exchange Commission on March 1, 2005, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
             or
             The Trout Group
             Investor Relations:
             Ritu Baral, 212-477-9007 ext. 25